Exhibit 10.14

Business Agreements

Contract No: JQJY-1611002

Venue: Xinghua Village, Fenyang, Shanxi Province

Party A: _ Fuyang Jinqiang Wine Co. Ltd. _(hereinafter referred to as Party A)

Party B: Fuqing Jing Hong Trading Co., Ltd. (hereinafter referred to as Party B)

Party A and Party B shall, after friendly consultation and in accordance with the principles of good faith, mutual benefit and common development of Xinghua Village, agree on the relevant matters concerning the sale of Party A’s series of products in the areas and channels agreed upon by Party A and Party B and sign this contract.

Article 1. Scope of licensed sales

Party A licenses Party B to sell the area: National

Article II Time limit

Duration: From November 18, 2016 to November 17, 2017. If both parties agree to renew their contracts, they must notify each other in writing within 15 days before the expiration of the contract and sign another contract.

Article 3 Products and Prices

1, products and prices

序号	产品名称	经销价 (元/500ml)	售出指导价	售出最低价	售出最高价
1	53°金标18一坛香	250
2	大缸酒系列	协商待定
3	60度72变	49
4	国花五年	170
5	国花十年	220

Note: The price of the products of the large wine series(Huaxia assets, private exclusive) is determined by negotiation.

When the price of the product is adjusted, Party A shall notify Party B in writing one month in advance.

Article 4 Settlement Methods

1, cash 2, bank transfers

Article 5. Purchases

During the validity period of this contract, B shall purchase not less than _ 10 million yuan from Party A.

Article 6 The rights and obligations of Party A

Rights

(1) Party A has the right to formulate a unified sales guidance price system and a unified marketing plan and program. Party B shall actively cooperate.

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(2) Party A has the right to supervise and administer Party B’s business conditions, price execution status, and the flow of goods.

(3) Party A shall direct Party B’s operation and management. If Party B finds that there are irregularities or ineffective cooperation in the operation of the market, Party A shall have the right to make rationalization proposals to Party B and urge Party B to make rectification.

(4) Party B has violated the terms and conditions of this contract. After verification by Party A, Party B may unilaterally cancel this contract and reserve the right to investigate Party B’s liability for breach of contract.

(5) If Party B promotes the sale of the products of this contract or fails to comply with the purchase objectives agreed upon between the two parties, Party A shall have the right to adjust the types, areas and channels of purchase of Party B until such time as Party B terminates this contract unilaterally and in advance.

Obligations

(1) Party A shall maintain a stable product quality for a long period of time.

(2) fulfill all kinds of support promised in writing, including all kinds of support such as rewards, promotional products, advertisements and marketing for Party B.

(3) Party A shall deliver the goods on time as requested by Party B.

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(4) When the price of the product is adjusted due to changes in market demand, Party A shall notify Party B in writing one month in advance.

Article 7 Rights and obligations of Party B

Rights

(1) Party A has violated the terms and conditions of this contract. After Party B verifies and makes suggestions, Party A still has no improvement. Party B may cancel this contract in writing.

(2) The contract expires and Party B has the right to renew the contract under the same conditions.

Obligations

(1) Party B shall not sell counterfeit products of this Contract. If it finds that there are fake and shoddy products in the market, Party B shall immediately notify Party A and assist Party A in combating counterfeit activities.

(2) Party B shall not make advertising articles or publicity articles without the consent of Party A.

(3) Party B shall have the obligation to provide feedback to Party A on local events, competition information, and relevant materials.

Article 8 Order and Delivery

Party B shall make an order to Party A before each purchase. After being confirmed by Party A, Party B shall issue the goods in time against the confirmed order.

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Party A is responsible for shipping the goods to the city designated by Party B. Party B is responsible for the cost of product arrival logistics and the cost of handling, loading and unloading.

When Party B takes out the goods, the damage to the goods is less than 3 inches(including 3 inches) for normal transportation damage, and the loss part shall be borne by Party B himself; If the goods are damaged in excess of 3 inches(excluding 3 inches), Party B shall notify Party A within 3 days. Party A shall sign the valid certificate or the shipping document signed by the person in charge of transportation, and Party A shall coordinate the carrier’s claim. Party B shall be deemed to have no objection after three days.

Party B has not raised any written objection to Party A concerning quality and other aspects within 15 days from the date of receipt of the goods.

Article IX. Special provisions

Party A and Party B confirm that within the validity period of this contract, the business personnel of both parties shall not have the right to enter into contracts or letters with each other on their own behalf or on their own behalf.

Party B shall not accept any loan, loan or transfer from Party A employees. Party A shall not bear any financial or legal liability in case of such occurrence.

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Article 10 Liability for breach of contract

Party B shall perform at the price fixed herein(in case of price adjustment, at the adjusted price); Shall not sell the product to a market outside the agreed area or channel; Party B shall not issue advertising promotion plans without Party A’s approval and authorization. Otherwise, Party B shall bear the relevant responsibilities.

Party A shall have the right to demand compensation from Party B for the losses caused by Party B’s breach of contract.

Article 11 Settlement of disputes

During the performance of this contract, the other party shall have the right to cancel this contract as agreed by both parties and to investigate the breach and liability.

Any matter not covered by the contract shall be confirmed by the two parties through friendly consultation and in the form of a supplementary contract or special contractual agreement, which shall be annexed to this contract and shall have equal legal effect.

If a dispute between Party A and Party B arises during the execution of the contract, it shall be settled through friendly consultation.

Article 12 Entry into force of contract

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This Contract shall take effect after both Party A and Party B have signed and sealed it.

2, this contract is a copy, A and B each hold one. Has the same legal effect. The alteration of this contract is invalid.

The final interpretation right of this contract belongs to Fenyang Jinqiang Liquor Co. Ltd..

Party A(Stamp):	Party B(Stamp):

Address:	Address:

Legal person representative:	Legal person representative:

Entrusted agent: Dengjianmin	Entrusted agent: Xuedefa

Telephone:	Telephone:

Fax:	Fax:

Signing date: November 18, 2016 Signing date: November 18, 2016

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